Corporate Trust Services MAC N2702-011 9062 Old Annapolis Road Columbia, MD 21045 410 884-2000 410 715-2380 Fax Wells Fargo Bank, N.A.

March 15, 2007

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention: Global Securities and Trust Services—J.P. Morgan Commercial Mortgage Securities Trust 2006-LDP7

RE:	Annual Statement As To Compliance for "J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2006-LDP7"

Per Section of the Pooling and Servicing Agreement, dated as of June 1st, 2006, the undersigned Officer of Wells Fargo Bank, N.A. [Trustee] hereby certifies the following for the 2006 calendar year that:

(A)
a review of such Certifying Servicer's activities during the preceding calendar year or portion thereof and of such Certifying Servicer's performance under this Agreement, or the applicable sub servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and

(B)
to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Certified By:	Certified By:

/s/ Judith J. Rishel	/s/ Gordon Johnson
Judith J. Rishel	Gordon Johnson
Vice President	Assistant Secretary